123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News For Immediate Release	Financial Contact: Emma Jo Kauffman (901) 495-7005 Media Contact: Eric Epperson (901) 495-7301

AUTOZONE REPORTS RECORD YEAR WITH $2.00 EPS, UP 23%;
FOURTH QUARTER EPS HITS 84 CENTS, UP 25%;
CEO ADAMS TO BEGIN TRANSITION

Memphis, Tenn. (September 21, 2000) - AutoZone, Inc. (NYSE symbol: AZO) today reported record diluted earnings per share of $2.00 for the fiscal year ended August 26, 2000, an increase of 23% from $1.63 per share in fiscal 1999. Earnings before interest and taxes for the year were $512 million, an increase of 18% from $433 million in the prior year. Net income for the year was $268 million, an increase of 9% from $245 million in the prior year. Sales for the year rose 9% to $4.48 billion from $4.12 billion in fiscal 1999, with same store sales, or sales for domestic auto parts stores open at least one year, increasing 5%.

For the 16 weeks ended August 26, 2000, AutoZone reported diluted earnings per share of 84 cents, a 25% increase over prior year diluted earnings per share of 67 cents. Earnings before interest and taxes for the quarter of $200 million were up 16% from $172 million in the prior year. Net income for the quarter was $105 million, an increase of 7% from $99 million for the fiscal fourth quarter of 1999. Sales for the quarter rose 7% to $1.49 billion from $1.39 billion a year earlier. Same store sales, or sales for domestic auto parts stores open at least a year, rose 3% for the quarter.

"We achieved important milestones this fiscal year," said John C. Adams, chairman and chief executive officer. "We regained our earnings growth momentum by showing we can still build sales in the DIY business, by becoming an increasingly large and successful participant in the commercial business, and by demonstrating our ability to bring our acquired stores to AutoZone standards of operating performance. Specifically, we met and exceeded the fiscal 2000 sales and profitability goals for the former Chief stores we set for ourselves in 1998 - $1 million per store in sales and a 10% EBITDA margin.

"We also met our objectives for improved returns. Higher sales per store and lower inventories helped us reach our goal of 13% after tax return on capital for fiscal 2000. Our free cash flow before stock repurchases exceeded $200 million for the year. Return on equity grew from 19% last year to 23% this year.

"This solid performance gives us confidence that our long-term EPS growth goal of 15% is achievable and our goal of increasing after-tax return on capital to 15% by fiscal 2002 is on track.

"On a personal note, the success we've achieved didn't come without personal sacrifice. Leading the company through a period of industry consolidation while, at the same time, developing our commercial and international businesses, and directing our push into truck parts and e-commerce all took considerable time and energy away from my family. I'm ready now to give someone else the opportunity to build on these successes, and I have decided to step aside as CEO.

"We have established a search committee of the board to seek a recognized leader as CEO who will be able to take the company to the next level. I will remain as CEO until the replacement is appointed and will continue as chairman as long as the board deems appropriate. Tim Vargo has expressed a desire to continue in his present role as president and COO rather than be a candidate for CEO.

"Tim and our management team have put together a strong plan for the upcoming year, and we're confident AutoZone can continue to build sales, profitability and returns in fiscal 2001. We are very comfortable with EPS estimates of $.46 for the current quarter and $2.30 for the fiscal year."

During the quarter, AutoZone opened 63 new auto parts stores and replaced 11 in the U.S. Two stores were closed. For the year, AutoZone opened 208 new auto parts stores in the U.S. and 7 in Mexico, replaced 30 stores and closed four. In addition, AutoZone opened one new TruckPro store and relocated one during the quarter for year-to-date totals of 3 new TruckPro stores and 5 relocations.

At the end of the quarter, aggregate share repurchases under the share repurchase program totaled $1.151 billion and 44.4 million shares, including $280 million and 11.6 million shares under forward purchase contracts. Currently, the total share repurchase authorization is $1.25 billion. Management expects to request board approval for an additional $100 million stock repurchase authority in the near future.

There will be a one-hour conference call beginning at 4:00 P.M. (CDT) to discuss this press release. Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.autozone.com, by clicking "About Us," "Investor Relations," "Conference Calls" or by going directly to http://www.autozone.com/aboutUs/Investors/Investors.html. A replay of the call and slides will also be available on the website. In addition, a replay of the call will be available by dialing (402) 998-1014 through Friday, September 28, 2000, at 11:00 PM (CDT).

AutoZone sells auto and light truck parts, chemicals and accessories through 2,915 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 13 AutoZone stores in Mexico. AutoZone also sells heavy duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair information through ALLDATA, and diagnostic and repair information on the Internet through www.alldatadiy.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 28,1999, for more details.

***FINANCIAL HIGHLIGHTS FOLLOW***

AUTOZONE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

Subject to reclassification	August 26,	Aug. 28,
	2000	1999

ASSETS
Current assets:
Cash and cash equivalents	$ 6,969	$ 5,918
Accounts receivable	21,407	25,917
Merchandise inventories	1,108,978	1,129,693
Prepaid expenses	30,214	33,468
Deferred income taxes	18,438	30,088

Total current assets	1,186,006	1,225,084

Property and equipment:
Property and equipment	2,320,376	2,089,052
Less accumulated depreciation and amortization	561,936	450,566

	1,758,440	1,638,486
Other assets:
Cost in excess of net assets acquired	328,499	337,261
Deferred income taxes	54,774	76,412
Other assets	11,321	7,524

	394,594	421,197

	$ 3,339,040	$ 3,284,767

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 788,825	$ 757,447
Accrued expenses	229,655	230,036
Income taxes payable	21,886	13,071

Total current liabilities	1,040,366	1,000,554
Long-term debt	1,249,937	888,340
Other liabilities	56,558	72,072
Stockholders' equity	992,179	1,323,801

	$ 3,339,040	$ 3,284,767

AUTOZONE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Sixteen Weeks Ended		Fifty-Two Weeks Ended
	August 26,	August 28,	August 26,	August 28,
	2000	1999	2000	1999

Net sales	$ 1,492,645	$ 1,392,669	$ 4,482,696	$ 4,116,392
Cost of sales, including warehouse
and delivery expenses	872,196	800,155	2,602,386	2,384,970
Operating, selling, general and
administrative expenses	420,874	420,819	1,368,290	1,298,327

Operating profit	199,575	171,695	512,020	433,095
Interest expense, net	28,355	15,386	76,830	45,312

Income before income taxes	171,220	156,309	435,190	387,783
Income taxes	66,000	57,600	167,600	143,000

Net income	$ 105,220	$ 98,709	$ 267,590	$ 244,783

Weighted average shares
for basic earnings per share	124,095	146,929	132,945	149,014
Effect of dilutive stock options	805	930	924	1,243

Adjusted weighted average shares
for diluted earnings per share	124,900	147,859	133,869	150,257

Basic earnings per share	$ 0.85	$ 0.67	$ 2.01	$ 1.64

Diluted earnings per share	$ 0.84	$ 0.67	$ 2.00	$ 1.63

AutoZone's 4th Quarter - Fiscal 2000

Selected Cash Flow Information

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 26, 2000	August 28, 1999	August 26, 2000	August 28, 1999

Capital spending*	$79,913	$102,180	$249,657	$428,315
Depreciation & amortization	$32,718	$40,881	$126,799	$128,531

* Q199 includes $108 million for the purchase of 100 Express store locations from Pep Boys.

Selected Operating Highlights

Store Count & Square Footage:
	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 26, 2000	August 28, 1999	August 26, 2000	August 28, 1999

Domestic auto parts stores:
Store count:
Stores opened	63	26	208	245
Stores closed (1)	2	10	4	191
Replacement stores	11	15	30	59

Total domestic auto parts stores	2,915	2,711

Square footage	18,719	17,405

Auto parts stores in Mexico:
Stores opened	----	2	7	6
Total auto parts stores in Mexico	13	6

TruckPro stores:
Stores opened	1	3	3	3
Replacement stores	1	1	5	6
Total TruckPro stores	49	46

(1) 1999 closings include 5 former Auto Palace locations and 167 former Chief locations.

Sales & Inventory Statistics:
(Domestic auto parts)	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 26, 2000	August 28, 1999	August 26, 2000	August 28, 1999

Sales per average store ($ in thousands)	$493	$493	$1,517	$1,465
Sales per average sq foot	$77	$77	$236	$232

Same store sales - rolling 13 periods
Total	3%	5%	5%	5%
Organic vs acquired:
Organic stores	0%	3%	2%	5%
Former Auto Palace stores	9%	42%	15%	47%
Former Chief stores	27%	7%	31%	7%
Former Pep Express stores	23%	----	30%	----
Commercial vs retail:
Retail	3%	4%	4%	5%
Commercial	7%	14%	8%	12%

Same store sales - static	2%	2%	4%	4%

Inventory turns:
Based on average inventories	2.3	2.2	X
Based on ending inventories	2.3	2.1	X

Accounts payable/inventory	71%	67%